Filed Pursuant to Rule 424(b)(5)
                                                 Registration Nos. 333-104449
                                                                   333-104449-01
                                                                   333-104449-02


PROSPECTUS SUPPLEMENT
APRIL 6, 2004
(TO PROSPECTUS DATED APRIL 25, 2003)

                                  $35,000,000

[LOGO]
GULF
  POWER
A SOUTHERN COMPANY

                SERIES J 5.875% SENIOR NOTES DUE APRIL 1, 2044

                               -----------------

   The Series J Senior Notes bear interest at the rate of 5.875% per year. Interest on the Series J Senior Notes is payable quarterly on January 1, April 1, July 1 and October 1 of each year, beginning July 1, 2004. The Series J Senior Notes will mature on April 1, 2044. The Series J Senior Notes are redeemable by Gulf Power Company on or after April 13, 2009. The Series J Senior Notes do not have the benefit of any sinking fund.

   The Series J Senior Notes are unsecured and rank equally with all of Gulf Power Company's other unsecured indebtedness from time to time outstanding and will be effectively subordinated to all secured debt of Gulf Power Company to the extent of the assets securing such debt. The Series J Senior Notes will be issued only in registered form in denominations of $25 and any integral multiple thereof.

   See "Risk Factors" on page S-3 of this Prospectus Supplement for information on certain risks related to the purchase of the Series J Senior Notes.

   Gulf Power Company plans to list the Series J Senior Notes on the New York Stock Exchange. Trading of the Series J Senior Notes is expected to begin on the New York Stock Exchange within 30 days after the Series J Senior Notes are first issued.

                               -----------------

                                                        Per Note    Total
                             -                          -------- -----------
    Public offering price(1)...........................   $25.00 $35,000,000
    Underwriting discount..............................   $.7875  $1,102,500
    Proceeds, before expenses, to Gulf Power Company(1) $24.2125 $33,897,500

--------
(1) Plus accrued interest, if any, from the date of original issuance of the Series J Senior Notes, which is expected to be April 13, 2004.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

   The Series J Senior Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about April 13, 2004.

                               -----------------

       Sole Book-Running Manager                              Joint Lead Manager

BANC OF AMERICA SECURITIES LLC                                     INCAPITAL LLC


                               -----------------

                                  Co-Manager

                          SUNTRUST ROBINSON HUMPHREY

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus. You must not rely on any unauthorized information or representations. This Prospectus Supplement and accompanying Prospectus is an offer to sell only the Series J Senior Notes and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement and accompanying Prospectus is current only as of its date.

                               -----------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                                              Page
                                              -                                               ----
Risk Factors................................................................................. S-3
The Company.................................................................................. S-3
Selected Financial Information............................................................... S-3
Use of Proceeds.............................................................................. S-4
Description of the Series J Senior Notes..................................................... S-4
Underwriting................................................................................. S-8
Experts...................................................................................... S-9

                                            Prospectus
About this Prospectus........................................................................   2
Risk Factors.................................................................................   2
Available Information........................................................................   2
Incorporation of Certain Documents by Reference..............................................   3
Gulf Power Company...........................................................................   3
Selected Information.........................................................................   4
The Trusts...................................................................................   5
Accounting Treatment of Trusts...............................................................   5
Use of Proceeds..............................................................................   5
Description of the Senior Notes..............................................................   6
Description of the Junior Subordinated Notes.................................................  10
Description of the Preferred Securities......................................................  15
Description of the Guarantees................................................................  16
Relationship Among the Preferred Securities, the Junior Subordinated Notes and the Guarantees  18
Plan of Distribution.........................................................................  19
Legal Matters................................................................................  20
Experts......................................................................................  20

                                 RISK FACTORS

   Investing in the Series J Senior Notes involves risk. Please see the risk factors in Gulf Power Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The risks and uncertainties not presently known to Gulf Power Company or that Gulf Power Company currently deems immaterial may also impair its business operations, its financial results and the value of the Series J Senior Notes.

                                  THE COMPANY

   Gulf Power Company (the "Company") is a corporation organized under the laws of the State of Maine on November 2, 1925, and admitted to do business in Florida on January 15, 1926, in Mississippi on October 25, 1976 and in Georgia on November 20, 1984. The mailing address of the Company's principal executive offices is One Energy Place, Pensacola, Florida 32520-0100, and the telephone number is (850) 444-6111. The Company is a wholly owned subsidiary of The Southern Company ("Southern").

   The Company is a regulated public utility engaged in the generation, transmission, distribution and sale of electric energy within an approximately 7,400 square mile service area within the northwestern portion of the State of Florida.

                        SELECTED FINANCIAL INFORMATION

   The following selected financial data for the years ended December 31, 1999 through December 31, 2003 has been derived from the Company's audited financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management's discussion and analysis of results of operations and financial condition, the financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.

                                                Year Ended December 31,
                  -                   --------------------------------------------
                                        1999     2000     2001     2002     2003
                                      -------- -------- -------- -------- --------
                                               (Thousands, except ratios)
Operating Revenues................... $674,099 $714,319 $725,203 $820,467 $877,697
Earnings Before Income Taxes.........   86,515   82,607   89,716  104,397  110,104
Net Income After Dividends on
  Preferred Stock....................   53,667   51,843   58,307   67,036   69,010
Ratio of Earnings to Fixed Charges(1)     3.62     3.38     3.64     3.52     3.86

                                                       Capitalization
                                                  As of December 31, 2003
                                                ------------------------------
                                                  Actual     As Adjusted(2)
                                                ----------  ------------------
                                                (Thousands, except percentages)
   Common Stock Equity......................... $  561,358  $  587,290   48.4%
   Cumulative Preferred Stock..................      4,236       4,236    0.3
   Senior Notes................................    300,000     335,000   27.6
   Mandatorily Redeemable Preferred Securities.     70,000      70,000    5.8
   Other Long-Term Debt........................    215,827     215,827   17.9
                                                ----------  ----------  -----
   Total, excluding amounts due within one year $1,151,421  $1,212,353  100.0%
                                                ==========  ==========  =====

--------
(1) This ratio is computed as follows: (i) "Earnings" have been calculated by adding to "Earnings Before Income Taxes" "Interest expense, net of amounts capitalized," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction; and (ii) "Fixed Charges" consist of "Interest expense, net of amounts capitalized," "Distributions on mandatorily redeemable preferred securities" and the debt portion of allowance for funds used during construction.

(2) Reflects (i) contributions to capital from Southern in January 2004 in the amount of $25,000,000 and in March 2004 in the amount of $932,000 and (ii) the issuance of the Series J Senior Notes offered hereby.

                                USE OF PROCEEDS

   The proceeds from the sale of the Series J Senior Notes will be used by the Company for general corporate purposes, including the Company's continuous construction program. The Company's current estimate of construction costs for 2004 is approximately $166,000,000 and for 2005 is approximately $149,000,000.

                   DESCRIPTION OF THE SERIES J SENIOR NOTES

   Set forth below is a description of the specific terms of the Series J 5.875% Senior Notes due April 1, 2044 (the "Series J Senior Notes"). This description supplements, and should be read together with, the description of the general terms and provisions of the senior notes set forth in the accompanying Prospectus under the caption "Description of the Senior Notes." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Senior Note Indenture dated as of January 1, 1998, as supplemented (the "Senior Note Indenture"), between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee (the "Senior Note Indenture Trustee").

General

   The Series J Senior Notes will be issued as a series of senior notes under the Senior Note Indenture. The Series J Senior Notes will initially be issued in the aggregate principal amount of $35,000,000. The Company may, without the consent of the holders of the Series J Senior Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series J Senior Notes. Any additional notes having such similar terms, together with the Series J Senior Notes, will constitute a single series of senior notes under the Senior Note Indenture.

   The entire principal amount of the Series J Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on April 1, 2044. The Series J Senior Notes are not subject to any sinking fund provision. The Series J Senior Notes are available for purchase in denominations of $25 and any integral multiple thereof.

Interest

   Each Series J Senior Note shall bear interest at the rate of 5.875% per year (the "Securities Rate") from the date of original issuance, payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, an "Interest Payment Date") to the person in whose name such Series J Senior Note is registered at the close of business on the fifteenth calendar day prior to such payment date (whether or not a Business Day).

The initial Interest Payment Date is July 1, 2004. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Series J Senior Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banks in New York, New York are authorized or obligated by law or executive order to remain closed or (iii) a day on which the Senior Note Indenture Trustee's corporate trust office is closed for business.

Ranking

   The Series J Senior Notes will be direct, unsecured and unsubordinated obligations of the Company ranking equally with all other unsecured and unsubordinated obligations of the Company from time to time outstanding. The Series J Senior Notes will be effectively subordinated to all secured debt of the Company, including its first mortgage bonds, aggregating approximately $108,000,000 outstanding at December 31, 2003, to the extent of the assets securing such debt. The Senior Note Indenture contains no restrictions on the amount of additional indebtedness that may be incurred by the Company.

Trading Characteristics

   The Series J Senior Notes are expected to trade at a price that takes into account the value, if any, of accrued but unpaid interest; thus, purchasers will not pay and sellers will not receive accrued and unpaid interest with respect to the Series J Senior Notes that is not included in the trading price thereof. Any portion of the trading price of a Series J Senior Note received that is attributable to accrued interest will be treated as ordinary interest income for federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Series J Senior Note.

   The trading price of the Series J Senior Notes is likely to be sensitive to the level of interest rates generally. If interest rates rise in general, the trading price of the Series J Senior Notes may decline to reflect the additional yield requirements of the purchasers. Conversely, a decline in interest rates may increase the trading price of the Series J Senior Notes, although any increase will be moderated by the Company's ability to call the Series J Senior Notes at any time on or after April 13, 2009.

Optional Redemption

   The Company shall have the right to redeem the Series J Senior Notes, any time in whole or from time to time in part, without premium, on or after April 13, 2009, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption (the "Redemption Date").

   If notice of redemption is given as aforesaid, the Series J Senior Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price together with any accrued interest thereon, and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Series J Senior Notes shall cease to bear interest. If any Series J Senior Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the Redemption Date at the Securities Rate. See "Description of the Senior Notes--Events of Default" in the accompanying Prospectus.

   Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series J Senior Notes by tender, in the open market or by private agreement.

Book-Entry Only Issuance--The Depository Trust Company

   The Depository Trust Company ("DTC") will act as the initial securities depositary for the Series J Senior Notes. The Series J Senior Notes will be issued only as fully-registered securities registered in the name of Cede & Co., DTC's nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully registered global Series J Senior Notes certificates will be issued, representing in the aggregate the total principal amount of Series J Senior Notes, and will be deposited with DTC or a custodian therefor.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act"). DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC's participants ("Direct Participants") deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of Direct Participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants" and, together with Direct Participants, "Participants"). The DTC rules applicable to its Participants are on file with the Securities and Exchange Commission (the "Commission"). More information about DTC can be found at www.dtcc.com.

   Purchases of Series J Senior Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series J Senior Notes on DTC's records. The ownership interest of each actual purchaser of Series J Senior Notes ("Beneficial Owner") is in turn to be recorded on the Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Participants through which the Beneficial Owners purchased Series J Senior Notes. Transfers of ownership interests in the Series J Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series J Senior Notes, except in the event that use of the book-entry system for the Series J Senior Notes is discontinued.

   To facilitate subsequent transfers, all Series J Senior Notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series J Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series J Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts such Series J Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Redemption notices shall be sent to DTC. If less than all of the Series J Senior Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such Series J Senior Notes to be redeemed.

   Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Although voting with respect to the Series J Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (or such other DTC nominee) will itself consent or vote with respect to Series J Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s (or such other DTC nominee's) consenting or voting rights to those Direct Participants to whose accounts the Series J Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Payments on the Series J Senior Notes will be made to Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit Direct Participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or the Senior Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of such Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Participants.

   Except as provided herein, a Beneficial Owner of a global Series J Senior Note will not be entitled to receive physical delivery of Series J Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series J Senior Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Series J Senior Note.

   DTC may discontinue providing its services as securities depositary with respect to the Series J Senior Notes at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depositary is not obtained, Series J Senior Notes certificates will be printed and delivered to the holders of record.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof. The Company has no responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                 UNDERWRITING

   Subject to the terms and conditions set forth in the Underwriting Agreement dated the date hereof, the Company has agreed to sell to each of the Underwriters named below, for whom Banc of America Securities LLC is acting as Representative, and each of the Underwriters severally has agreed to purchase the principal amount of the Series J Senior Notes set forth opposite its name below:

                                                  Principal
                                                  Amount of
                                                   Series J
                  Underwriter                    Senior Notes
                  -----------                    ------------
                  Banc of America Securities LLC $17,500,000
                  Incapital LLC.................  12,250,000
                  SunTrust Capital Markets, Inc.   5,250,000
                                                 -----------
                         Total.................. $35,000,000
                                                 ===========

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series J Senior Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Series J Senior Notes if any are taken.

   Series J Senior Notes sold by the Underwriters to the public will initially be offered at the public offering price set forth on the cover of this Prospectus Supplement. The Underwriters may offer the Series J Senior Notes to certain securities dealers at such price less a concession not in excess of $0.50 per Series J Senior Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $0.50 per Series J Senior Note to certain brokers and dealers. If all the Series J Senior Notes are not sold at the initial offering price, the Underwriters may change the offering price and the other selling terms.

   Prior to this offering, there has been no public market for the Series J Senior Notes. The Series J Senior Notes are expected to be approved for listing on the New York Stock Exchange (the "NYSE"), subject to official notice of issuance. Trading of the Series J Senior Notes on the NYSE is expected to commence within a 30-day period after the initial delivery of the Series J Senior Notes. The Representative has advised the Company that it intends to make a market in the Series J Senior Notes prior to the commencement of trading on the NYSE. The Representative will have no obligation to make a market in the Series J Senior Notes, however, and may cease market making activities, if commenced, at any time.

   The Company has agreed, during the period of 15 days from the date of the Underwriting Agreement, not to sell, offer to sell, grant any option for the sale of or otherwise dispose of any Series J Senior Notes, any security convertible into or exchangeable into or exercisable for Series J Senior Notes or any debt securities substantially similar to the Series J Senior Notes (except for the Series J Senior Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Representative.

   The Company estimates that it will incur offering expenses of approximately $250,000.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act").

   In connection with the offering, the Underwriters may purchase and sell the Series J Senior Notes in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Series J Senior Notes and syndicate short positions involve the sale by the Underwriters of a greater number of Series J Senior Notes than they are required to purchase from the Company in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such Series J Senior Notes are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Series J Senior Notes, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

   It is expected that the delivery of the Series J Senior Notes will be made on the date specified on the cover page of this Prospectus Supplement which will be the fifth Business Day following the date of this Prospectus Supplement. Under Rule 15c6-1 of the Commission under the 1934 Act, trades in the secondary market generally are required to settle in three Business Days, unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Series J Senior Notes on the date of this Prospectus Supplement or the next two succeeding Business Days will be required to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisor.

   Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, the Company and its affiliates in the ordinary course of business for which they have received and will receive customary compensation.

                                    EXPERTS

   The Company's financial statements and the related financial statement schedule as of and for the years ended December 31, 2003 and 2002 incorporated by reference in this Prospectus Supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which report on the financial statements expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's change in its method of accounting for asset retirement obligations), which are incorporated in this Prospectus Supplement by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

   Certain of the Company's financial statements incorporated by reference in this Prospectus Supplement have been audited by Arthur Andersen LLP ("Andersen"), independent public accountants, as indicated in their reports with respect to the financial statements, and are incorporated in this Prospectus Supplement, in reliance upon the authority of Andersen as experts in giving such reports. On March 28, 2002, Southern's Board of Directors, upon recommendation of its Audit Committee, decided not to engage Andersen as the Company's principal public accountants. The Company has not obtained a reissued report from Andersen and has been unable to obtain, after reasonable efforts, Andersen's written consent to incorporate by reference Andersen's reports on the financial statements. Under these circumstances, Rule 437a under the 1933 Act permits this Prospectus Supplement to be filed without a written consent from Andersen. The absence of such written consent from Andersen may limit a holder's ability to assert claims against Andersen under Section 11(a) of the 1933 Act for any untrue statement of a material fact contained in the financial statements audited by Andersen or any omissions to state a material fact required to be stated in the financial statements.

================================================================================



                                  $35,000,000

[LOGO]
GULF
  POWER
A SOUTHERN COMPANY
                        GULF POWER COMPANY APPEARS HERE

                         SERIES J 5.875% SENIOR NOTES
                               DUE APRIL 1, 2044

                           ------------------------

                             PROSPECTUS SUPPLEMENT
                                 APRIL 6, 2004

                           ------------------------

                           Sole Book-Running Manager

                        BANC OF AMERICA SECURITIES LLC

                               -----------------

                              Joint Lead Manager

                                 INCAPITAL LLC

                               -----------------

                                  Co-Manager

                          SUNTRUST ROBINSON HUMPHREY

================================================================================